Exhibit 99.1

OPTi Receives Trial Schedule in Patent Infringement Lawsuit

Against Advanced Micro Devices, Inc.

Palo Alto, CA., September 1, 2009 – OPTi Inc (OTCBB:OPTI) today announced that it had received a trial schedule from the United States District Court for the Eastern District of Texas against Advanced Micro Devices, Inc. (“AMD”) for infringement of a U.S. patent. Jury selection for the trial will begin the first week of February 2010 with the trial to begin later that month.

The suit was filed against AMD in November 2006 for infringement of a U.S. patent. The patent at issue in the lawsuit is U.S. Patent No. 6,405,291 entitled “Predictive Snooping of Cache Memory for Master-Initiated Accesses”. The complaint alleges that AMD infringes the patent by making, selling, and offering for sale CPUs and core logic products based on and incorporating Predictive Snooping technology and inducing and contributing to the infringement of the patents by others. OPTi has requested a jury trial in this matter. The Company in its case against AMD is seeking an injunction and damages or other monetary relief, including pre-judgment interest and awarding OPTi’s attorney fees.

The lawsuit against AMD is a continuing part of the Company’s strategy for pursuing its patent infringement claims relating to its Predictive Snooping technology.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results including the final outcome of its legal action against AMD and the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including resolution of the AMD litigation and possible appeals, the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form 10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 213-8550